As filed with the Securities and Exchange Commission on May 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LEXINGTON REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland		13-3717318
(State of Organization)		(I.R.S. Employer Identification No.)
One Penn Plaza, Suite 4015 New York, NY 10019 (212) 692-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

T. Wilson Eglin President and Chief Executive Officer One Penn Plaza, Suite 4015 New York, NY 10119-4015 (212) 692-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:

Mark Schonberger, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022 (212) 318-6000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [    ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [    ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [    ]

If this form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ X ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [    ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration Fee
Common shares of beneficial interest, par value $.0001 per share	17,823,195 shares (2)	$ 21.03	$ 374,821,790.85	$ 11,507.03

(1)

Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low reported sale prices of the common shares on The New York Stock Exchange on May 8, 2007.

(2)

Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee to be paid. Represents the number of common shares that would be issuable upon exchange of the 5.45% Exchangeable Guaranteed Notes due 2027 at the exchange rate of 39.6071 common shares per $1,000 principal amount of the notes (it being understood that the Registrant is only entitled to issue common shares with respect to the exchange value that is in excess of $1,000 per note). Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such number of additional securities as may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

PROSPECTUS

Lexington Realty Trust

17,823,195 Common Shares of Beneficial Interest

One of our operating partnerships, The Lexington Master Limited Partnership, issued and sold $450,000,000 aggregate principal amount of its 5.45% Exchangeable Guaranteed Notes due 2027, or the “notes”, in private transactions exempt from registration under the Securities Act of 1933, as amended, or the “Securities Act”. Under certain circumstances, we may issue our common shares upon the exchange or redemption of the notes. In such circumstances, the recipients of such common shares, whom we refer to as the selling shareholders, may use this prospectus to resell from time to time the common shares that we may issue to them upon the exchange or redemption of the notes. Additional selling shareholders may be named by future prospectus supplements, post-effective amendments or in filings we make with the Securities and Exchange Commission under the Exchange Act of 1934, as amended, which are incorporated by reference in this prospectus.

The registration of the common shares covered by this prospectus does not necessarily mean that any of the selling shareholders will exchange their notes for our common shares or that any common shares received upon exchange or redemption of the notes will be sold by the selling shareholders. Pursuant to the terms of the notes, upon an exchange of the notes, we are required to deliver cash or a combination of cash and common shares with an aggregate value, which we refer to as the “exchange value,” equal to the exchange rate multiplied by the average price of the common shares as follows: (1) an amount in cash, which we refer to as the “principal return,” equal to the lesser of (a) the principal amount of the exchanged notes and (b) the exchange value; and (2) if the exchange value is greater than the principal return, an amount with a value equal to the difference between the exchange value and the principal return, which we refer to as the “net amount.” The net amount may be paid, at our option, in cash, common shares, or a combination of cash and common shares.

We will receive no proceeds from any issuance of our common shares to the selling shareholders or from any sale of such common shares by the selling shareholders, but we have agreed to pay certain registration expenses relating to such common shares. The selling shareholders from time to time may offer and sell the common shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.

To ensure that we maintain our qualification as a real estate investment trust, or “REIT”, under the applicable provisions of the Internal Revenue Code of 1986, as amended, ownership of our equity securities by any person is subject to certain limitations. See “Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws—Restrictions Relating to REIT Status.”

Our common shares are listed on the New York Stock Exchange under the symbol “LXP”. On May 9, 2007, the last reported sale price of our common shares on the New York Stock Exchange was $21.45 per share.

Investing in our common shares involves risks. See “Risk Factors” referred to on page 5 of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2007.

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TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	2
SUMMARY	3
RISK FACTORS	5
USE OF PROCEEDS	6
DESCRIPTION OF COMMON SHARES	7
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST
AND BYLAWS	9
FEDERAL INCOME TAX CONSIDERATIONS	13
SELLING SHAREHOLDERS	25
PLAN OF DISTRIBUTION	29
EXPERTS	32
LEGAL MATTERS	32
WHERE YOU CAN FIND MORE INFORMATION	32

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or common shares are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling shareholders. We may also file, from time to time, a prospectus supplement or an amendment to the registration statement of which this prospectus forms a part containing additional information about the selling shareholders and the terms of the offering of the securities. That prospectus supplement or amendment may include additional risk factors or other special considerations applicable to the securities. Any prospectus supplement or amendment may also add, update, or change information in this prospectus. If there is any supplement or amendment, you should rely on the information in that prospectus supplement or amendment.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement and any amendments to such registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.” Information incorporated by reference with the SEC after the date of this prospectus, or information included in any prospectus supplement or an amendment to the registration statement of which this prospectus forms a part, may add, update, or change information in this prospectus or any prospectus supplement. If information in these subsequent filings, prospectus supplements or amendments is inconsistent with this prospectus or any prospectus supplement, the information incorporated by reference or included in the subsequent prospectus supplement or amendment will supersede the information in this prospectus or any earlier prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

All references to the “Company,” “we” and “us” in this prospectus means Lexington Realty Trust and all entities owned or controlled by us except where it is clear that the term means only the parent company. The term “you” refers to a prospective investor.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;
•	adverse developments with respect to our tenants;
•	legislative/regulatory changes including changes to laws governing the taxation of REITs;
•	availability of debt and equity capital;
•	interest rates;
•	competition;
•	supply and demand for properties in our current and proposed market areas;
•	risks inherent in the integration of acquired businesses including the integration of the businesses of Newkirk Realty Trust, Inc., or Newkirk, and Lexington;
•	policies and guidelines applicable to REITs; and
•	the other factors referenced under the heading “Risk Factors” beginning on page 5 of this prospectus.

These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus.

SUMMARY

The information below is only a summary of the information included elsewhere in this prospectus and the documents incorporated herein by reference. This summary does not contain all the information that may be important to you or that you should consider before investing in our common shares. As a result, you should carefully read this entire prospectus, as well as the information incorporated herein by reference.

We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Maryland. In addition to our common shares, we have four outstanding classes of beneficial interests classified as preferred stock, which we refer to as preferred shares: our 8.05% Series B Cumulative Redeemable Preferred Stock, or Series B Preferred Shares, our 6.50% Series C Cumulative Convertible Preferred Stock, or Series C Preferred Shares, our 7.55% Series D Cumulative Redeemable Preferred Stock, or Series D Preferred Shares, and our special voting preferred stock. Our common shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares are traded on the New York Stock Exchange, or the “NYSE”, under the symbols “LXP”, “LXP_pb”, “LXP_pc” and “LXP_pd”, respectively. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office and industrial properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and cost increases for real estate taxes, utilities, insurance and ordinary repairs and maintenance.

On December 31, 2006, we completed our merger with Newkirk, which we refer to as the “Merger”. Newkirk’s primary business was similar to our primary business. All of Newkirk’s operations were conducted and all of its assets were held through its master limited partnership, The Newkirk Master Limited Partnership, which we refer to as the MLP. Newkirk was the general partner and owned, as of the completion of the Merger, 31.0% of the MLP. In connection with the Merger, we changed our name to Lexington Realty Trust, the MLP was renamed The Lexington Master Limited Partnership and our subsidiary became the general partner of the MLP and the holder of a 31.0% ownership interest in the MLP (which as of March 31, 2007, has increased to 32.8%).

In the Merger, Newkirk merged with and into us and we were the surviving entity. Each holder of Newkirk’s common stock received 0.80 of our common shares in exchange for each share of Newkirk’s common stock, and the MLP effected a reverse unit-split pursuant to which each outstanding MLP Unit was converted into 0.80 units. Each MLP Unit is currently redeemable, or will become redeemable, at the option of the holder for cash based on the value of our common shares or, if we elect, on a one-for-one basis for our common shares.

As of March 31, 2007, we had ownership interests in approximately 367 properties, located in 44 states and The Netherlands, containing an aggregate of approximately 59.0 million net rentable square feet of space. Approximately 98.0% of the net rentable square feet are subject to a lease. Through the MLP, we also own a 50% interest in a joint venture which recently closed its first collateralized debt obligation, or CDO offering. The MLP’s joint venture partner is Winthrop Realty Trust, which we refer to as Winthrop, a REIT listed on the NYSE. Our executive chairman, Michael L. Ashner, is the chief executive officer and chairman of Winthrop. An aggregate of $377 million of investment grade-related debt was issued in the CDO and the joint venture retained an equity investment in the portfolio with a notional amount of $88 million. We anticipate that the joint venture will significantly expand its operations in the foreseeable future.

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders.

We grow our portfolio through (i) strategic transactions with other real estate investment companies, (ii) acquisitions of individual properties and portfolios of properties from: (A) corporations and other entities in sale-leaseback transactions; (B) developers of newly-constructed properties built to suit the needs of a corporate tenant; and (C) sellers of properties subject to an existing lease, (iii) debt investments secured by real estate assets and (iv) the building and acquisition of new business lines and operating platforms.

We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that this diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type.

As part of our ongoing efforts, we expect to continue to (i) effect strategic transactions and portfolio and individual property acquisitions and dispositions, (ii) explore new business lines and operating platforms, (iii) expand existing properties, (iv) attract investment grade and other quality tenants, (v) extend lease maturities in advance of expiration and (vi) refinance outstanding indebtedness when advisable. Additionally, we expect to continue to enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities.

Our operating partnership structure enables us to acquire properties by issuing to sellers, as a form of consideration, limited partnership interests in any of our four operating partnership subsidiaries: Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Net 3 Acquisition L.P. and the MLP. We refer to these subsidiaries as Operating Partnerships and to these limited partnership interests as OP units. The OP units are redeemable, after certain dates, for our common shares. We believe that this structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property while preserving our available cash for other purposes, including the payment of dividends and distributions.

Our principal executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015 and our telephone number is (212) 692-7200.

RISK FACTORS

Investing in our common shares involves risks and uncertainties that could affect us and our business as well as the real estate industry generally. You should carefully consider the specific factors appearing or incorporated by reference in this prospectus. You should carefully consider the risks discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the period ended December 31, 2006 and in any other documents incorporated by reference in this prospectus, including without limitation any updated risks included in our subsequent quarterly reports on Form 10-Q. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in any prospectus supplement or post-effective amendment we may file or in other reports we file with the SEC in the future. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to the holders of the notes named in the section entitled “Selling Shareholders.” We will not receive any of the proceeds from the resale of our common shares covered by this prospectus from time to time by such selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the common shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

DESCRIPTION OF COMMON SHARES

The following is a summary of provisions of our common shares as of the date of this prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and bylaws, each as amended or restated. See “Where You Can Find More Information” in this prospectus.

General

Authorized Capital

Under our declaration of trust, we have the authority to issue up to 1,000,000,000 shares of beneficial interest, par value $0.0001 per share, of which 400,000,000 shares are classified as common shares, 500,000,000 shares are classified as excess shares and 100,000,000 shares are classified as preferred shares, of which 3,160,000 shares are classified as Series B Preferred Shares, 3,100,000 shares are classified as Series C Preferred Shares, 6,200,000 shares are classified as Series D Preferred Shares, and one share is classified as special voting preferred stock. Under Maryland law, our shareholders generally are not responsible for our debts or obligations as a result of their status as shareholders.

Special Voting Preferred Stock

The special voting preferred stock gives certain holders of MLP Units voting rights generally similar to those of our common shareholders. We refer to these MLP Units as voting MLP Units. Each voting MLP Unit is entitled to one vote per voting MLP Unit. As of March 31, 2007, the number of voting MLP Units was 34,581,103, subject to reduction by the number of voting MLP Units that are subsequently redeemed by us. Pursuant to a voting trustee agreement, NKT Advisors LLC holds the special voting preferred stock and will cast the votes attached to the special voting preferred stock in proportion to the votes it receives from holders of voting MLP Units, subject to the following limitations. First, Vornado Realty Trust, which we refer to as Vornado, will not have the right to vote for board members at any time when an affiliate of Vornado is serving or standing for election as a board member. In addition, at all other times, Vornado’s right to vote in the election of trustees will be limited to the number of voting MLP Units that it owns, not to exceed 9.9% of our common shares outstanding on a fully diluted basis. NKT Advisors (through its managing member) will be entitled to vote in its sole discretion to the extent the voting rights of Vornado’s affiliates are so limited. NKT Advisors LLC is an affiliate of Michael L. Ashner, our executive chairman and Director of Strategic Acquisitions.

Unitholders in our other Operating Partnerships do not have such a voting right. Accordingly, based on our common shares and MLP Units outstanding as March 31, 2007, holders of MLP Units will be entitled to cast and/or direct the voting of approximately 34.3% of our votes.

Power to Issue and Classify Our Shares

We may issue our shares from time to time in the discretion of our board of trustees to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated preferred shares may be issued in one or more additional classes or series with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as will be fixed by our board of trustees. Our board of trustees is authorized to classify and reclassify any unissued shares by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares. This authority includes, without limitation, subject to the provisions of our declaration of trust, authority to classify or reclassify any unissued shares into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and reclassify shares of any class into one or more series of that class.

In some circumstances, the issuance of preferred shares, or the exercise by our board of trustees of its right to classify or reclassify shares, could have the effect of deterring individuals or entities from making tender offers for our common shares or seeking to change incumbent management.

Terms

Subject to the preferential rights of any other shares or class or series of equity securities and to the provisions of our declaration of trust regarding excess shares, holders of our common shares are entitled to receive dividends on the common shares if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor and to share ratably in those of our assets legally available for distribution to our shareholders in the event that we liquidate, dissolve or wind up, after payment of, or adequate provision for, all of our known debts and liabilities and the amount to which holders of any class or series of shares classified or reclassified or having a preference on distributions in liquidation, dissolution or winding up have a right.

Subject to the provisions of our declaration of trust regarding excess shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as otherwise provided in our declaration of trust with respect to any other class or series of shares, including our special voting preferred stock, the holders of our common shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of our outstanding common shares and special voting preferred stock entitled to cast a majority of the votes in the election of trustees can elect all of the trustees then standing for election, and the holders of our remaining common shares or special voting preferred stock will not be able to elect any trustees.

Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

We furnish our shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

Subject to the provisions of our declaration of trust regarding excess shares, all of our common shares will have equal dividend, distribution, liquidation and other rights and will have no preference, appraisal or exchange rights.

Restrictions on Ownership

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities. See “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws” elsewhere in this prospectus.

Transfer Agent

The transfer agent and registrar for our common shares is Mellon Investor Services, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF

OUR DECLARATION OF TRUST AND BYLAWS

This summary does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and bylaws, each as amended or restated, and Maryland Law. See “Where You Can Find More Information” in this prospectus.

Restrictions Relating To REIT Status

For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). Our declaration of trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our equity shares, defined as common shares or preferred shares. We refer to this restriction as the Ownership Limit. Our board of trustees may waive the Ownership Limit if evidence satisfactory to our board of trustees and tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Our board of trustees has granted waivers of the Ownership Limit to certain holders of our capital shares, including Vornado Realty Trust and Apollo Real Estate Investment Fund III, L.P. Any transfer of equity shares or any security convertible into equity shares that would create a direct or indirect ownership of equity shares in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in the equity shares being owned by fewer than 100 persons or results in our being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such equity shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Equity shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit, or that would result in our being “closely held” (within the meaning of Section 856(h) of the Code), will automatically be converted into shares of beneficial interest classified as excess stock, which we refer to as our excess shares, that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such capital shares may be ultimately transferred without violating the Ownership Limit. The excess shares are not entitled to be voted, be considered for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of excess shares prior to our discovery that equity shares have been transferred in violation of the provisions of our declaration of trust will be repaid to us upon demand. The excess shares are not treasury shares, but rather constitute a separate class of our issued and outstanding shares. The original transferee-shareholder may, at any time the excess shares are held by us in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the equity shares exchanged into such excess shares would be permitted under our declaration of trust, at a price not in excess of the price paid by the original transferee-shareholder for the equity shares that were exchanged into excess shares, or, if the transferee-shareholder did not give value for such shares, a price not in excess of the market price (as determined in the manner set forth in our declaration of trust) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the excess shares will automatically be exchanged for equity shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

In addition to the foregoing transfer restrictions, we will have the right, for a period of 90 days, after the later of the day we receive written notice of a transfer or other event, or our board of trustees determines in good faith that a transfer or other event has occurred, resulting in excess shares, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the equity shares by the original transferee-shareholder or the market price (as determined in the manner set forth in our declaration of trust) of the equity shares on the date we exercise our option to purchase.

Each shareholder will be required, upon demand, to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital shares as our board of trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

This Ownership Limit may have the effect of precluding an acquisition of control unless our board of trustees determines that maintenance of REIT status is no longer in our best interest.

Maryland Law

Business Combinations. Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the trust’s shares; or
•

an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding voting shares of the trust; and
•

two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder.

In connection with its approval of the Merger, our board of trustees has exempted, to a limited extent, certain holders of Newkirk stock and MLP Units who received our common shares in the Merger.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions. Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,
•	one-third or more but less than a majority, or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Unsolicited Takeover Provisions of Maryland Law

Publicly-held Maryland statutory real estate investment trusts may elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a trust in its declaration of trust or bylaws (“charter documents”) or by resolution adopted by its board of trustees so long as the trust has at least three trustees who, at the time of electing to be subject to the provisions, are not:

•	officers or employees of the trust;
•	persons seeking to acquire control of the trust;
•	trustees, officers, affiliates or associates of any person seeking to acquire control of the trust; or
•	nominated or designated as trustees by a person seeking to acquire control of the trust.

Articles supplementary must be filed with the State Department of Assessments and Taxation of Maryland if a trust elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of these articles supplementary.

The Maryland law provides that a trust can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that trust’s existing charter documents:

Classified Board: The trust may divide its board into three classes which, to the extent possible, will have the same number of trustees, the terms of which will expire at the third annual meeting of shareholders after the election of each class;

Two-thirds Shareholder Vote to Remove Trustees: The shareholders may remove any trustee only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the shareholders generally in the election of trustees;

Size of Board Fixed by Vote of Board: The number of trustees will be fixed only by resolution of the board;

Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successor is elected and qualifies; and

Shareholder Calls of Special Meetings: Special meetings of shareholders may be called by the secretary of the trust only upon the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with certain procedures set out in the Maryland General Corporation Law.

We have not elected to be governed by these specific provisions. However, our declaration of trust and/or bylaws, as applicable, already provide for an 80% vote to remove trustees only for cause, that the number of trustees may be determined by a resolution of our board of trustees, subject to a minimum number, and that special meetings of the shareholders may only be called by the chairman of the board of trustees or the president or by a majority of the board of trustees and as may be required by law. In addition, we can elect to be governed by any or all of the provisions of the Maryland law at any time in the future.

Merger, Amendment to Declaration of Trust, Termination

Pursuant to the Maryland REIT Law, a real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the votes to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in its declaration of trust. Our declaration of trust provides that those actions, with the exception of certain amendments to our declaration of trust for which a higher vote requirement has been set, will be valid and effective if authorized by holders of a majority of the total number of votes entitled to be cast on the matter. Certain amendments to preserve our REIT status may be made without shareholder approval. Subject to the provisions of any other class or series of shares, we may be terminated by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that for any shareholder proposal to be presented in connection with an annual meeting of shareholders, including any proposal relating to the nomination of a trustee, the shareholders must have given timely notice thereof in writing to our secretary in accordance with the provisions of our bylaws.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material United States federal income tax considerations to you as a prospective holder of our common shares and assumes that you will hold such shares as capital assets (within the meaning of section 1221 of the Code). The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all of our shareholders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships or other pass through entities.

The information in this section is based on the Internal Revenue Code of 1986, as amended, which is generally referred to as the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

PROSPECTIVE HOLDERS OF OUR COMMON SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Taxation of the Company

General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

In the opinion of Paul, Hastings, Janofsky & Walker LLP, based on certain assumptions and our factual representations that are described in this section and in an officer’s certificate, commencing with our taxable year ended December 31, 1993, we have been organized and operated in conformity with the requirements for qualification as a REIT and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters including, but not limited to, those set forth herein, and those concerning our business and properties as set forth in this prospectus. An opinion of counsel is not binding on the IRS or the courts.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

                If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

Third, if we have (a) net income from the sale or other disposition of “foreclosure property”, which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

Sixth, if we should fail to satisfy the asset tests (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met and we do not qualify for a de minimis exception, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the nonqualifying assets (or otherwise satisfy the requirements for maintaining REIT qualification).

Seventh, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset tests, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

Eighth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Ninth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we do not elect to be taxed at the time of the acquisition, we would be subject to tax at the highest corporate rate if we dispose of such asset during the ten-year period beginning on the date that we acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time) (we refer to this tax as the “Built-in Gains Tax”).

Tenth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

Finally, if we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our shares that is held in record name by “disqualified organizations.” Similar rules apply if we own an equity interest in a taxable mortgage pool. A “disqualified organization” includes the United States, any state or political subdivision thereof, any foreign government or international organization, any agency or instrumentality of any of the foregoing, any rural electrical or telephone cooperative and any tax-exempt organization (other than a farmer’s cooperative described in Section 521 of the Code) that is exempt from income taxation and from the unrelated business taxable income provisions of the Code. However, to the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. See the heading “Requirements for Qualification” below.

Requirements for Qualification.     A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of twelve (12) months, or during a proportionate part of a taxable year of less than twelve (12) months.

We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our declaration of trust includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement.

The Code allows a REIT to own wholly-owned subsidiaries which are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

For taxable years beginning on or after January 1, 2001, a REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary”, as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses (other than certain activities relating to lodging and health care facilities), own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length.

In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT. We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

Special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. An entity or portion thereof may be classified as a taxable mortgage pool under the Code if:

•	substantially all of the assets consist of debt obligations or interests in debt obligations;
•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;
•	the entity has issued debt obligations that have two or more maturities; and
•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or the portion thereof) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

An entity or portion thereof that is classified as a taxable mortgage pool is generally treated as a taxable corporation for federal income tax purposes. However, the portion of the REIT’s assets, held directly or through a qualified REIT subsidiary, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax and therefore the taxable mortgage pool classification does not change that treatment. The classification of a REIT, qualified REIT subsidiary or portion thereof as a taxable mortgage pool could, however, result in taxation of a REIT and certain of its shareholders as described below.

Recently issued IRS guidance indicates that a portion of income from a taxable mortgage pool arrangement, if any, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Under the recent guidance, such income would be allocated among our shareholders in proportion to dividends paid and, generally, may not be offset by net operating losses of the shareholder, would be taxable to tax-exempt shareholders who are subject to the unrelated business income tax rules of the Code and would subject non-U.S. shareholders to withholding tax (without exemption or reduction of the withholding rate). To the extent that excess inclusion income is allocated from a taxable mortgage pool to any disqualified organizations that hold our shares, we may be taxable on this income at the highest applicable corporate tax rate (currently 35%). Because this tax would be imposed on the REIT, all of the REIT’s shareholders, including shareholders that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of any portion of our assets as a taxable mortgage pool.

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes and would potentially be subject to corporate income tax. In addition, this characterization would affect our REIT income and asset test calculations and could adversely affect our ability to qualify as a REIT.

We have made and in the future intend to make investments or enter into financing and securitization transactions that may give rise to our being considered to own an interest, directly or indirectly, in one or more taxable mortgage pools. Prospective holders are urged to consult their own tax advisors regarding the tax consequences of the taxable mortgage pool rules to them in light of their particular circumstances.

Income Tests. In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” dividends from other qualifying REITs and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest, gain from the sale or disposition of stock or securities and certain other specified sources. For taxable years beginning on or after January 1, 2005, any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property (based on the ratio of fair market value of personal and real property) will not qualify as “rents from real property.” Finally, in order for rents received to qualify as “rents from real property,” we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property (“Permissible Services”).

For our taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for “impermissible services” with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing “impermissible services” will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect and we file a schedule describing each item of our gross income for such taxable year in accordance with Treasury Regulations (and for taxable years beginning on or before October 22, 2004, any incorrect information on the schedule was not due to fraud with intent to evade tax). It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% gross income test or the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of our gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to qualify as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets, including our allocable share of assets held by partnerships in which we own an interest, must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items (including certain receivables) and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under “Requirements for Qualification”). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% asset test”), (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer (the “10% voting securities test”) and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).

The following assets are not treated as ‘‘securities’’ held by us for purposes of the 10% value test (i) ‘‘straight debt’’ meeting certain requirements, unless we hold (either directly or through our ‘‘controlled’’ taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as ‘‘rents from real property’’ under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a ‘‘security’’ under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a ‘‘security’’ to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

We believe that substantially all of our assets consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We also believe that the value of our securities in our taxable REIT subsidiaries will not exceed 20% of the value of our total assets. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose. If we were to fail any of the asset tests at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions enacted in 2004. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). These relief provisions will be available to us in our taxable years beginning on or after January 1, 2005, although it is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.

Annual Distribution Requirement. With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our “REIT taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and any after-tax net income from foreclosure property, minus (2) the sum of certain items of “excess noncash income” such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward but not carried back and used by us for 15 years (or 20 years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a “subsequent declared dividend”) as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the nondeductible 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS or us, we may be permitted to remedy such failure by paying a “deficiency dividend” in a later year together with interest. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the nondeductible 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make nondeductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In addition, excess inclusion income might be non-cash accrued income, or "phantom" taxable income, which could therefore adversely affect our ability to satisfy our distribution requirements. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

Failure to Qualify. Commencing with our taxable year beginning January 1, 2005, if we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision. If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction and shareholders taxed as individuals may be eligible for a reduced tax rate on “qualified dividend income” from regular C corporations.

If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we may elect to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.

Taxation of Shareholders

As used herein, the term “U.S. shareholder” means a beneficial owner of our common shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof, (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person pursuant to applicable Treasury Regulations. As used herein, the term “non-U.S. shareholder” means a beneficial owner of our common shares who is not a U.S. shareholder or a partnership.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A shareholder that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our shares.

Taxation of Taxable U.S. Shareholders

As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether distributions on the shares constitute dividends for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, and second to distributions with respect to our common shares. There can be no assurance that we will have sufficient earnings and profits to cover distributions on any common shares. Certain ‘‘qualified dividend income’’ received by domestic non-corporate shareholders in taxable years prior to 2010 is subject to tax at the same tax rates as long-term capital gain. Dividends paid by a REIT generally do not qualify as “qualified dividend income” because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its shareholders, and therefore, will continue to be subject to tax at ordinary income rates, subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as ‘‘qualified dividend income’’ eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s ‘‘REIT taxable income’’ for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not expect to distribute a material amount of qualified dividend income, if any.

Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.

Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, and will result in a corresponding reduction in the shareholder’s basis in the shares. Any reduction in a shareholder’s tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceeds the adjusted basis of a U.S. shareholder’s shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

Aside from the different income tax rates applicable to ordinary income and capital gain dividends for noncorporate taxpayers, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as “portfolio” income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any “passive losses” against such dividends. Capital gain dividends and qualified dividend income may be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

In general, a U.S. shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder’s adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

Taxation of Non-U.S. Shareholders

The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals and foreign corporations. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Our dividends that are attributable to excess inclusion income will be subject to 30% U.S. withholding tax without reduction under any otherwise applicable tax treaty. See “—Taxation of the Company—Requirements for Qualification” above. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder’s United States tax liability, if any, with respect to the distribution.

For any year in which we qualify as a REIT, distributions to non-U.S. shareholders who own more than 5% of our shares and that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders who own more than 5% of our shares would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions made to non-U.S. shareholders who own more than 5% of our shares may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.

Under the Tax Increase Prevention and Reconciliation Act of 2005 (“TIPRA”), enacted on May 17, 2006, distributions, made to REIT or regulated investment company (“RIC”) shareholders, that are attributable to gain from sales or exchanges of U.S. real property interests will retain their character as gain subject to the rules of FIRPTA discussed above when distributed by such REIT or RIC shareholders to their respective shareholders. This provision is effective for taxable years beginning after December 31, 2005. If a non-U.S. shareholder does not own more than 5% of our shares during the one- year period prior to a distribution attributable to gain from sales or exchanges by us of U.S. real property interests, such distribution will not be considered to be gain effectively connected with a U.S. business as long as the class of shares continues to be regularly traded on an established securities market in the United States. As such, a non-U.S. shareholder who does not own more than 5% of our shares would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution will be treated as a REIT dividend to that non-U.S. shareholder and taxed as a REIT dividend that is not a capital gain distribution as described above. In addition, the branch profits tax will not apply to such distributions. If our common shares cease to be regularly traded on an established securities market in the United States, all non-U.S. shareholders of our common shares would be subject to taxation under FIRPTA with respect to capital gain distributions attributable to gain from the sale or exchange of U.S> real properties interests.

Gain recognized by a non-U.S. shareholder upon a sale or disposition of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by non-U.S. persons. We believe, but cannot guarantee, that we have been a “domestically controlled REIT.” However, because our shares are publicly traded, no assurance can be given that we will continue to be a “domestically controlled REIT.”

Notwithstanding the general FIRPTA exception for sales of domestically controlled REIT stock discussed above, a disposition of domestically controlled stock will be taxable if the disposition occurs in a wash sale transaction relating to a distribution on such stock. In addition, FIRPTA taxation will apply to substitute dividend payments received in securities lending transactions or sale-repurchase transactions of domestically controlled REIT stock to the extent such payments are made to shareholders in lieu of distributions that would have otherwise been subject to FIRPTA taxation. The foregoing rules will not apply to stock that is regularly traded on an established securities market within the United States and held by a non-U.S. shareholder that held five percent or less of such stock during the one-year period prior to the related distribution. These rules are effective for distributions on and after June 16, 2006. Prospective purchasers are urged to consult their own tax advisors regarding the applicability of the new rules enacted under TIPRA to their particular circumstances.

In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our shares through a specified testing period, whether or not our shares are domestically controlled, will not recognize taxable gain on the sale of its shares under FIRPTA if the shares are regularly traded on an established securities market in the United States. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price.

Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling , amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the “debt-financed property” rules under the Code. In addition, our dividends that are attributable to excess inclusion income will constitute UBTI for most Exempt Organizations. See “—Taxation of the Company—Requirements for Qualification” above. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

                In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”) in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our capital shares collectively owns more than 50% of the value of our capital shares.

Information Reporting and Backup Withholding

U.S. Shareholders. We will report to U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding, currently at a rate of 28%, with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability if proper documentation is supplied. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

Non-U.S. Shareholders. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. shareholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. shareholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. shareholder’s country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. shareholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. shareholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

SELLING SHAREHOLDERS

The 5.45% Exchangeable Guaranteed Notes due 2027, or the notes, were originally issued by the MLP and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue our common shares upon the exchange or redemption of the notes. In such circumstances, the recipients of common shares, whom we refer to as the selling shareholders, may use this prospectus to resell from time to time the common shares that we may issue to them upon the exchange or redemption of the notes. Information about selling shareholders is set forth herein and information about additional selling shareholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the Securities and Exchange Commission under the Exchange Act which are incorporated by reference in this prospectus.

Selling shareholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the common shares which we may issue upon the exchange or redemption of the notes.

The following table sets forth information, as of May 10, 2007, with respect to the selling shareholders and the number of common shares that would become beneficially owned by each selling shareholder should we issue the common shares to such selling shareholder that may be offered pursuant to this prospectus upon the exchange or redemption of the notes to such selling shareholder. The information is based on information provided by or on behalf of the selling shareholders in Selling Security Holders Notice and Questionnaires. The selling shareholders may offer all, some or none of the common shares which we may issue upon the exchange or redemption of the notes. Because the selling shareholders may offer all or some portion of such common shares, we cannot estimate the number of common shares that will be held by the selling shareholders upon termination of any of these sales. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common shares since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

The number of common shares issuable upon the exchange or redemption of the notes shown in the table below assumes exchange of the full amount of notes held by each selling shareholder at the initial exchange rate of 39.6071 shares of our common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, even though we are required to pay the first $1,000 of exchange value in cash. The exchange rate is subject to adjustment in certain events. Accordingly, the number of our common shares issued upon the exchange or redemption of the notes may increase or decrease from time to time. The number of our common shares owned by the other selling shareholders or any future transferee from any such holder assumes that they do not beneficially own any common shares other than the common shares that we may issue to them upon the exchange or redemption of the notes.

Based upon information provided by the selling shareholders, none of the selling shareholders nor any of their affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us within the past three years.

To the extent any of the selling shareholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering(1)(2)	Percentage of Shares Beneficially Owned Prior to the Offering(3)	Number of Shares Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After the Offering(4)	Percentage of Shares Beneficially Owned After the Offering(3)
Admiral Flagship Master Fund, Ltd.	59,410	*	59,410	0	*
BMO Nesbitt Burns Inc.(5)	217,839	*	217,839	0	*
CC Arbitrage, Ltd.(6)	336,660	*	336,660	0	*
DBAG London(7)	2,677,439	3.9%	2,677,439	0	*
Deutsche Bank Securities Inc(8)	118,821	*	118,821	0	*
HFR CA Select Master Trust Fund(9)	27,725	*	27,725	0	*
Highbridge Convertible Arbitrage Master Fund LP(10)	205,956	*	205,956	0	*
Highbridge International LLC(11)	467,363	*	467,363	0	*
ICVC Global Balanced Distribution Bonds(12)	39,607	*	39,607	0	*
Institutional Benchmarks Series (Master Feeder, Ltd.)(9)	31,686	*	31,686	0	*
Jefferies Umbrella Global Convertible Bond(13)	384,188	*	384,188	0	*
Millenium Partners, L.P.(14)	198,035	*	198,035	0	*
Polygon Global Opportunities Master Fund(15)	198,035	*	198,035	0	*
Royal Bank of Canada(16)	396,071	*	396,071	0	*
S.A.C. Arbitrage Fund, LLC(17)	396,071	*	396,071	0	*
Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd.(18)	198,035	*	198,035	0	*
San Diego County Employees Retirement Association(9)	59,411	*	59,411	0	*
Vicis Capital Master Fund(19)	297,053	*	297,053	0	*
Zazove Convertible Arbitrage Fund, L.P.(9)	138,625	*	138,625	0	*
Zazove Hedged Convertible Fund, L.P.(9)	79,215	*	79,215	0	*
Zurich Institutional Funds Wandelanleihen Global(13)	110,899	*	110,899	0	*
TOTAL(20)	6,638,144	9.1%	6,638,144	0	*

*	Less than one percent.
(1)	Based on information available to us as of May 10, 2007 in Selling Security Holder Notice and Questionnaires delivered by the selling shareholders.
(2)

The number of common shares issuable upon the exchange or redemption of the notes assumes exchange of the full amount of notes held by each selling shareholder at the initial exchange rate of 39.6071 shares of our common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, even though we are required to pay the first $1,000 of exchange value in cash. The exchange rate is subject to adjustment in certain events.

(3)

Based on a total of 66,195,899 of our common shares outstanding as of May 9, 2007. For purposes of computing the percentage of outstanding shares held by each selling shareholder named above, the common shares beneficially owned by such selling shareholders are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other selling shareholder.

(4)	Assumes the selling shareholder sells all of its common shares offered pursuant to this prospectus.
(5)	Stephen Church exercises voting and/or dispositive powers with respect to these securities. The selling shareholder is an underwriter.
(6)

As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the common shares owned by CC Arbitrage, Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such common shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the common shares owned by CC Arbitrage Ltd. The selling shareholder is an “affiliate” of a broker-dealer and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(7)

The selling shareholder is an “affiliate” of a broker-dealer and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Does not include 3,043,899 common shares held by Deutsche Bank AG (based on a Schedule 13G/A filed with the SEC on April 9, 2007). The selling shareholder disclaims beneficial ownership of the common shares held by Deutsche Bank AG.

(8)

The selling shareholder is an underwriter. Does not include 3,043,899 common shares held by Deutsche Bank AG (based on a Schedule 13G/A filed with the SEC on April 9, 2007). The selling shareholder disclaims beneficial ownership of the common shares held by Deutsche Bank AG.

(9)	Gene Pretti exercises voting and/or dispositive powers with respect to these securities.
(10)

Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Arbitrage Master Fund, L.P.

(11)

Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(12)	David Clott exercises voting and/or dispositive powers with respect to these securities.
(13)	Autandil Gigineishuili exercises voting and/or dispositive power with respect to these securities.
(14)

Millenium Management, L.L.C., a Delaware limited liability company, is the general partner of Millenium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millenium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millenium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the common shares owned by Millenium Partners, L.P. The selling shareholder is an “affiliate” of a broker-dealer and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(15)

Polygon Investment Partner LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(16)

The selling shareholder is an “affiliate” of a broker-dealer and certifies that it bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(17)

Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”), share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of these securities.

(18)

Messrs. Mark Fishman and Sal Naro may be deemed to share beneficial ownership of the common shares owned of record by Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd., by virtue of their status as managing members of Sailfish Capital Partners, LLC, a Delaware limited liability company, the principal business of which is serving as the Investment Manager of Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd., a Cayman Island limited company. Each of Mr. Fishman and Mr. Naro share investment and voting power with respect to the ownership interests of the common shares owned by Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd. but disclaim beneficial ownership of such interests.
(19)	Shad Stastney, John Succo and Sky Lucas exercise voting and/or dispositive power with respect to these securities.
(20)

Additional selling shareholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling shareholder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling shareholders who are selling more than 500 common shares will not be able to use this prospectus for resales until they are named in the selling shareholder table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of our common shares issued upon the exchange or redemption of the notes. In such circumstances, the selling shareholders, may use this prospectus to resell from time to time the common shares that we may issue to them upon the exchange or redemption of the notes.

As used in this section of the prospectus, the term “selling shareholders” includes the selling shareholders named in the table above and any of their pledgees, donees, transferees or other successors-in-interest who receive our common shares offered hereby from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer and who subsequently sell any of such common shares after the date of this prospectus.

All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by us. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will be borne by the respective selling shareholders.

The selling shareholders may sell under this prospectus the common shares which are outstanding at different times. The selling shareholders will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on any national securities exchange or quotation system on which the common shares may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

•	fixed prices, which may be changed;
•	prevailing market prices at the time of sale;
•	varying prices determined at the time of sale; or
•	negotiated prices.

The common shares may be sold by one or more of the following methods in addition to any other method permitted under this prospectus:

•	a block trade in which the broker-dealer so engaged may sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;
•	an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;
•	a privately negotiated transaction;
•	an underwritten offering;
•	securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;
•	through short sale transactions following which the common shares are delivered to close out the short positions;
•	through the writing of options relating to such common shares; or
•	through a combination of the above methods of sale.

The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell common shares covered by this prospectus, including in short sale transactions. If so, the third party may use common shares pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of common shares, and may use common shares received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of common shares. We will file a supplement to this prospectus to describe any derivative transaction effected by the selling shareholders and to identify the third party in such transactions as an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The selling shareholders may effect such transactions by selling the common shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire common shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the common shares covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

The selling shareholders and any broker-dealers that participate with the selling shareholders or third parties to derivative transactions in the sale of the common shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

We will make copies of this prospectus available to the selling shareholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the common shares.

The selling shareholders also may resell all or a portion of their common shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided they meet the criteria and conform to the requirements of such exemption.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangements have been entered into with an underwriter, a broker-dealer for the sale of common shares through an underwritten offering, a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer. Such supplement will disclose:

•	the name of each such selling shareholder and of the participating underwriters or broker-dealers;
•	the number of common shares involved;
•	the price at which such common shares were sold;
•	the commissions paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable;
•	as appropriate, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transaction.

In addition, upon receiving notice from a selling shareholder that a donee, pledgee or transferee or other successor-in-interest intends to sell more than 500 common shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee.

The selling shareholders are not restricted as to the price or prices at which they may sell their common shares. Sales of such common shares may have an adverse effect on the market price of the securities, including the market price of the common shares. Moreover, the selling shareholders are not restricted as to the number of common shares that may be sold at any time, and it is possible that a significant number of common shares could be sold at the same time, which may have an adverse effect on the market price of the common shares.

We and the selling shareholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common shares against certain liabilities, including liabilities arising under the Securities Act.

EXPERTS

The consolidated financial statements and related financial statement schedule of Lexington Realty Trust and subsidiaries included in our Annual Report on Form 10-K as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including tax matters, will be passed upon by Paul, Hastings, Janofsky & Walker LLP, New York, New York, our counsel. Certain legal matters relating to Maryland law, including the validity of our common shares, will be passed upon by Venable LLP, our counsel with respect to Maryland law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and their copy charges.

The information incorporated by reference herein is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces this information. The following documents filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof “furnished” to the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;
•

our Current Reports on Form 8-K or Form 8-K/A filed on January 3, 2007, January 8, 2007, January 24, 2007, January 29, 2007, February 7, 2007 (two separate filings), February 12, 2007, February 14, 2007, March 2, 2007, March 9, 2007, March 27, 2007, April 5, 2007 and May 4, 2007;

•	our definitive proxy statement filed April 13, 2007; and
•

all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of this offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or call us at the telephone number listed below:

Lexington Realty Trust

One Penn Plaza

Suite 4015

Attention: Investor Relations

New York, New York 10119-4015

(212) 692-7200

We also maintain a website at http://www.lxp.com through which you can obtain copies of documents that we filed with the SEC. The contents of that website are not incorporated by reference in or otherwise a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the registration and sale of the common shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:

SEC registration fee	$ 11,507.03
Legal fees and expenses	25,000
Accounting fees and expenses	5,500
Miscellaneous expenses	20,000
Total	$ 62,007.03

Item 15. Indemnification of Trustees and Officers.

Our trustees and officers are and will be indemnified against certain liabilities under Maryland law, and under our declaration of trust. Our declaration of trust requires us to indemnify our trustees and officers to the fullest extent permitted from time to time by the laws of Maryland. Our declaration of trust also provides that, to the fullest extent permitted under Maryland law, our trustees and officers will not be liable to us or our shareholders for money damages. Maryland law permits a Maryland real estate investment trust to limit the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The Maryland REIT Law and Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any present or former trustee or officer, among others, made a party to any proceedings by reason of service in such capacity unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee or officer in connection with the proceeding; but, if the proceeding is one by or in the right of the trust, indemnification is not permitted with respect to any proceeding in which the trustee or officer has been adjudged to be liable to the trust, or if the proceeding is one charging improper personal benefit to the trustee or officer, whether or not involving action in the trustee’s or officer’s official capacity, indemnification of the trustee or officer is not permitted if the trustee or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the trustee or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee or officer failed to meet the requisite standard of conduct for permitted indemnification. It is the position of the Securities and Exchange Commission that indemnification of trustees and officers for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The foregoing reference is necessarily subject to the complete text of our declaration of trust and the statute referred to above and is qualified in its entirety by reference thereto.

We have also entered into indemnification agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and action in their capacities as such.

Item 16. Exhibits.

Exhibit No.	Exhibit
3.1	Amended and Restated Declaration of Trust of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 8, 2007)*
3.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed January 8, 2007)*
4.1	Specimen of Common Shares Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)*
4.2

Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 29, 2007)*

4.3

First Supplemental Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed January 29, 2007)*

4.4

Second Supplemental Indenture, dated as of March 9, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed March 9, 2007)*

4.5

Registration Rights Agreement, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Net 3 Acquisition L.P., Lehman Brothers Inc. and Bear, Stearns & Co. Inc., for themselves and on behalf of the initial purchasers named therein (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed January 29, 2007)*

4.6

Registration Rights Agreement, dated as of March 9, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Net 3 Acquisition L.P., Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed March 9, 2007)*

4.7

Common Share Delivery Agreement, dated January 29, 2007, between the Lexington Master Limited Partnership and Lexington Realty Trust (incorporated by reference to Exhibit 10.77 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)*

4.8

Common Share Delivery Agreement, dated March 9, 2007, between The Lexington Master Limited Partnership and Lexington Realty Trust (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed March 9, 2007)*

5.1	Opinion of Venable LLP †
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP †
23.1	Consent of Venable LLP (included as part of Exhibit 5.1) †
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of Exhibit 8.1) †
23.3	Consent of KPMG LLP †

Exhibit No.	Exhibit
24	Power of Attorney (included on signature page hereto) †

*	Incorporated by reference
†	Filed herewith

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 10, 2007.

LEXINGTON REALTY TRUST

By:	/s/ T. Wilson Eglin

T. Wilson Eglin

President, Chief Executive Officer and

Chief Operating Officer

S-1

POWER OF ATTORNEY

Each person whose signature appears below authorizes T. Wilson Eglin and Patrick Carroll, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and reconstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or trustee of Lexington Realty Trust, and to file any amendments (including post effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Michael L. Ashner Michael L. Ashner	Executive Chairman, Director of Strategic Acquisitions and Trustee	May 10, 2007
/s/ E. Robert Roskind E. Robert Roskind	Co-Vice Chairman and Trustee	May 10, 2007
/s/ Richard J. Rouse Richard J. Rouse	Co-Vice Chairman, Chief Investment Officer and Trustee	May 10, 2007
/s/ T. Wilson Eglin T. Wilson Eglin	Chief Executive Officer, President, Chief Operating Officer and Trustee	May 10, 2007
/s/ Patrick Carroll Patrick Carroll	Chief Financial Officer, Executive Vice President and Treasurer	May 10, 2007
/s/ John B. Vander Zwaag John B. Vander Zwaag	Executive Vice President	May 10, 2007
/s/ Paul R. Wood Paul R. Wood	Vice President, Chief Accounting Officer and Secretary	May 10, 2007
/s/ William J. Borruso William J. Borruso	Trustee	May 10, 2007
/s/ Clifford Broser Clifford Broser	Trustee	May 10, 2007
/s/ Geoffrey Dohrmann Geoffrey Dohrmann	Trustee	May 10, 2007
/s/ Richard Frary Richard Frary	Trustee	May 10, 2007
/s/ Carl D. Glickman Carl D. Glickman	Trustee	May 10, 2007
/s/ James Grosfeld James Grosfeld	Trustee	May 10, 2007
/s/ Kevin W. Lynch Kevin W. Lynch	Trustee	May 10, 2007

S-2

EXHIBIT INDEX

Exhibit No.	Exhibit
3.1	Amended and Restated Declaration of Trust of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 8, 2007)*
3.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed January 8, 2007)*
4.1	Specimen of Common Shares Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)*
4.2

Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 29, 2007)*

4.3

First Supplemental Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed January 29, 2007)*

4.4

Second Supplemental Indenture, dated as of March 9, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed March 9, 2007)*

4.5

Registration Rights Agreement, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Net 3 Acquisition L.P., Lehman Brothers Inc. and Bear, Stearns & Co. Inc., for themselves and on behalf of the initial purchasers named therein (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed January 29, 2007)*

4.6

Registration Rights Agreement, dated as of March 9, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Net 3 Acquisition L.P., Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed March 9, 2007)*

4.7

Common Share Delivery Agreement, dated January 29, 2007, between the Lexington Master Limited Partnership and Lexington Realty Trust (incorporated by reference to Exhibit 10.77 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)*

4.8

Common Share Delivery Agreement, dated March 9, 2007, between The Lexington Master Limited Partnership and Lexington Realty Trust (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed March 9, 2007)*

5.1	Opinion of Venable LLP †
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP †
23.1	Consent of Venable LLP (included as part of Exhibit 5.1) †
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of Exhibit 8.1) †
23.3	Consent of KPMG LLP †

Exhibit No.	Exhibit
24	Power of Attorney (included on signature page hereto) †

*	Incorporated by reference
†	Filed herewith